Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PSS World Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement File Nos. 33-80657, 33-90464, 333-15043, 333-64185, 33-85004, 33-97756, 33-99046, 33-97754, 333-30427, 333-50526, 333-58272, 333-104262 and 333-138173 on Form S–8 of PSS World Medical, Inc. of our report dated May 23, 2008, with respect to the consolidated balance sheets of PSS World Medical, Inc. as of March 28, 2008 and March 30, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three–year period ended March 28, 2008, and the related financial statement Schedule II – Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of March 28, 2008, which reports appear in the March 28, 2008 annual report on Form 10–K of PSS World Medical, Inc.

Our report dated May 23, 2008 refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective April 1, 2006 and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective March 31, 2007.

/s/ KPMG

May 23, 2008
Jacksonville, Florida
Certified Public Accountants